EXHIBIT 12.1

First BanCorp

Computation of Ratio of Earnings to Fixed Charges

Nine-Month Period Ended September 30, 2011
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(58,310)
Plus:
Fixed Charges (excluding capitalized interest)	208,177

Total Earnings	$149,867

Fixed Charges:
Interest expensed and capitalized	$205,682
Amortized premiums, discounts, and capitalized expenses related to indebtedness	36
An estimate of the interest component within rental expense	2,459

Total Fixed Charges	$208,177

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(58,310)
Plus:
Fixed Charges (excluding capitalized interest)	58,453

Total Losses	$143

Fixed Charges:
Interest expensed and capitalized	$55,958
Amortized premiums, discounts, and capitalized expenses related to indebtedness	36
An estimate of the interest component within rental expense	2,459

Total Fixed Charges	$58,453

Ratio of Earnings to Fixed Charges	(A)

(A)	For September 30, 2011, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $58.3 million to achieve a ratio of 1:1 for the nine-month period ended September 30, 2011.